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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

					   Diatide, Inc.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						252842100
					   (CUSIP Number)

					   June 7, 1999
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/____/	Rule 13d-1(b)
					/XXX/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 12

CUSIP No. 252842100				13G				Page 2 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	MDNH Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			570,150
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					570,150
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	570,150
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.4
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 252842100				13G				Page 3 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	MDNH Trading, Inc.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			50,000
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			570,150
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			50,000
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					570,150
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	620,150
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.9
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO
----------------------------------------------------------------

CUSIP No. 252842100				13G				Page 4 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Engmann Options, Inc.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			517,250
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			517,250
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	517,250
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.9
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO
----------------------------------------------------------------

CUSIP No. 252842100				13G				Page 5 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Douglas J. Engmann
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			5,000
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			5,000
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	5,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.05
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 252842100				13G				Page 6 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Michael W. Engmann
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			3,000
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			3,000
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.03
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 252842100				13G				Page 7 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Neil Stipanich
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			15,000
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			15,000
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	15,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.1
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 252842100				13G				Page 8 of 12 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Herbert C. Kurlan
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			25,000
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-0-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			25,000
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	25,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0.2
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 252842100				13G			Page 9 of 12 Pages

ITEM 1.

	(a)  The name of the issuer is Diatide, Inc. (the "Issuer").

	(b) The principal executive office of the Issuer is located at 9 Delta Drive, Londonderry, NH 03053.

ITEM 2.

	(a) The names of the persons filing this statement are MDNH Partners, L.P., a California limited partnership ("MDNH, L.P."); MDNH Trading, Inc., a California corporation ("Trading"); Engmann Options, Inc., a California corporation ("EOI"); Douglas J. Engmann ("DJE"); Michael W. Engmann
("MWE"); Neil Stipanich ("NS"); and Herbert C. Kurlan ("HCK")
(collectively, the "Filers"). Trading, a brokerage firm, is the general partner of MDNH, L.P., a brokerage firm. HCK and MWE are the executive officers of Trading. DJE, MWE, HCK and NS are the directors of Trading.
DJE and MWE are the executive officers and directors of EOI, a brokerage firm.

	(b) The principal business office of the Filers is located at 220 Bush St., Suite 660, San Francisco, CA 94104-3508.

	(c)  See Item 4 of the cover sheet for each Filer.

	(d)  This statement relates to shares of common stock of the Issuer
(the "Stock").

	(e)  The CUSIP number of the Stock is 252842100.

CUSIP No. 252842100				13G			Page 10 of 12 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 252842100				13G			Page 11 of 12 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

The Filers are reporting a total aggregate ownership of 1,185,400 shares of Stock.

CUSIP No. 252842100				13G			Page 12 of 12 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2(a) of this Schedule.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I \certify that the information set forth in this statement is true, complete and correct.

Dated:	June 12, 1999.

MDNH Partners, L.P.					MDNH Trading, Inc.

By	MDNH Trading, Inc.				By:	Herbert C. Kurlan, President
	General Partner

	By:	Herbert C. Kurlan			Douglas J. Engmann
		President

Engmann Options, Inc.				Michael W. Engmann

By:	Michael W. Engmann, President		Neil Stipanich

								Herbert C. Kurlan




CJR\0570\015\1049924.01